Exhibit 99.4
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements give effect to the merger between Lpath and Apollo. For accounting purposes, Apollo was considered to be the acquiror of Lpath in this transaction. The transaction is accounted for under the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, which are subject to change and interpretation. Under the acquisition method of accounting, management of Lpath and Apollo made a preliminary estimated purchase price allocation, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements. The assets acquired and liabilities assumed in connection with the merger are at their estimated acquisition date fair values. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Lpath that exist as of December 29, 2016, the date of the completion of the merger.
The unaudited pro forma condensed combined financial statements presented below are based upon the historical financial statements of Lpath and Apollo, adjusted to give effect to the acquisition of Lpath by Apollo, for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.
The unaudited pro forma condensed combined balance sheet as of September 30, 2016 gives effect to the merger as if it occurred on September 30, 2016 and combines the historical balance sheets of Lpath and Apollo at September 30, 2016. The Apollo balance sheet information was derived from its unaudited September 30, 2016 balance sheet included herein. The Lpath balance sheet information was derived from its unaudited September 30, 2016 balance sheet included herein.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 is presented as if the merger was consummated on January 1, 2015, combines the historical results of Lpath and Apollo for the year ended December 31, 2015 and reflects only ongoing continuing operations. The historical results of Apollo were based on its audited December 31, 2015 statement of operations included herein. The historical results of Lpath were derived from its consolidated statement of operations adjusted to reflect Lpath's 1:14 reverse stock split which was effective June 10, 2016, and included herein.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 is presented as if the merger was consummated on January 1, 2016, combines the historical results of Lpath and Apollo for the nine months ended September 30, 2016 and reflects only ongoing continuing operations. The historical results of Apollo were derived from its unaudited nine months ended September 30, 2016 statement of operations included herein. The historical results of Lpath were derived from its unaudited consolidated statement of operations included herein.
These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Lpath's future results of operations and financial position. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	net cash used in the Lpath operations between the signing of the Merger Agreement and the consummation of the merger;

•	the timing of completion of the merger; and

•	other changes in the Lpath net assets that occur prior to completion of the merger, which could cause material differences in the information presented below.

Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2016
(in thousands)

	Apollo	Lpath	Pro Forma Merger Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$8,678	$3,324	$29,000	A	$29,232
			(11,770)	C
Accounts receivable, net	10,388	25	—		10,413
Inventory, net	13,745	—	—		13,745
Prepaid expenses and other current assets	1,242	699	—		1,941
Total current assets	34,053	4,048	17,230		55,331
Restricted cash	859	—	—		859
Property and equipment, net	7,251	—	—		7,251
Goodwill	184	—	5,103	B	5,287
Intangible assets, net	44,608	—	—		44,608
Other assets	62	—	—		62
Total assets	$87,017	$4,048	$22,333		$113,398
Liabilities, Redeemable Preferred Stock and Stockholders' Equity/(Deficit)
Current liabilities:
Accounts payable	$3,183	$895	$—		$4,078
Accrued expenses	7,113	463	3,576	D	11,152
Payable to related parties	9,104	—	1,565	D	10,669
Total current liabilities	19,400	1,358	5,141		25,899
Warrant liability	1,994	—	(1,994)	A	—
Convertible notes	23,677	—	(23,677)	A	—
Long-term debt	50,267	—	(11,220)	C	39,047
Total liabilities	95,338	1,358	(31,750)		64,946
Commitments and contingencies
Redeemable preferred stock	151,850	—	(151,850)	A	—
Stockholders' equity:
Common stock	—	2	55	A	57
Additional paid-in capital	(31,773)	87,041	(79,250)	B	182,484
			206,466	A
Accumulated other comprehensive income	1,619	—	—		1,619
Accumulated deficit	(130,017)	(84,353)	84,353	B	(135,708)
			(550)	C
			(3,576)	D
			(1,565)	D
Total stockholders' equity/(deficit)	(160,171)	2,690	205,933		48,452
Total liabilities, redeemable preferred stock and stockholders' deficit	$87,017	$4,048	$22,333		$113,398

See the accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments are explained in Note 3—Pro Forma and Acquisition Accounting Adjustments.

Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands, except per share amounts)

	Nine Months Ended September 30, 2016
	Apollo	Lpath	Pro Forma Merger Adjustments		Pro Forma Combined
Revenues	$49,475	$43	$—		$49,518
Cost of sales	19,356	—	—		19,356
Gross margin	30,119	43	—		30,162
Operating expenses:
Sales and marketing	23,697	—	—		23,697
General and administrative	8,808	5,886	(1,380)	D	13,314
Research and development	5,222	2,466	—		7,688
Amortization of intangible assets	5,399	—	—		5,399
Total operating expenses	43,126	8,352	(1,380)		50,098
Loss from operations	(13,007)	(8,309)	1,380		(19,936)
Interest expense, net	6,881	—	(3,955)	E	2,926
Other expense	1,364	—	—		1,364
Net loss before income taxes	(21,252)	(8,309)	5,335		(24,226)
Income tax expense	203	—	—		203
Net loss	(21,455)	(8,309)	5,335		(24,429)
Current dividends on convertible preferred stock	(6,913)	—	6,913	A	—
Net loss available to common stockholders	$(28,368)	$(8,309)	$12,248		$(24,429)
Basic and diluted net loss per share	$(4.92)	$(3.47)			$(0.42)
Weighted average shares used in the computation of basic and diluted net loss per share	5,760,792	2,394,000	50,235,452	F	58,390,244
See the accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments are explained in Note 3-Pro Forma and Acquisition Accounting Adjustments.

Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands, except per share amounts)

	Year Ended December 31, 2015
	Apollo	Lpath	Pro Forma Merger Adjustments		Pro Forma Combined
Revenues	$67,790	$1,600	$—		$69,390
Cost of sales	20,510	—	—		20,510
Gross margin	47,280	1,600	—		48,880
Operating expenses:
Sales and marketing	36,167	—	—		36,167
General and administrative	11,412	8,514	—		19,926
Research and development	9,558	3,946	—		13,504
Amortization of intangible assets	6,826	—	—		6,826
Total operating expenses	63,963	12,460	—		76,423
Loss from operations	(16,683)	(10,860)	—		(27,543)
Interest expense	10,036	—	(2,943)	E	7,093
Other expense	663	(850)	—		(187)
Net loss before income taxes	(27,382)	(10,010)	2,943		(34,449)
Income tax expense	49	—	—		49
Net loss	(27,431)	(10,010)	2,943		(34,498)
Current dividends on convertible preferred stock	(8,951)	—	8,951	A	—
Net loss available to common stockholders	$(36,382)	$(10,010)	$11,894		$(34,498)
Basic and diluted net loss per share	$(8.74)	$(5.45)			$(0.77)
Weighted average shares used in the computation of basic and diluted net loss per share	4,164,853	1,838,203	38,831,164	F	44,834,220
See the accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments are explained in Note 3-Pro Forma and Acquisition Accounting Adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.     Basis of Presentation
On December 29, 2016, Apollo completed its business combination with Lpath under which Lpath Merger Sub. Inc., a wholly-owned subsidiary of Lpath formed by Lpath in connection with the merger, merged with and into Apollo, with Apollo surviving as a wholly-owned subsidiary of Lpath (the "merger"). Upon completion of the merger, Lpath changed its name to Apollo Endosurgery, Inc. Pursuant to the terms of the Merger Agreement, Lpath issued to the stockholders of Apollo shares of Lpath common stock and assumed all of the stock options and stock warrants of Apollo outstanding as of the merger closing date, such that Apollo stockholders, including holders of common stock and convertible preferred stock, options holders and warrantholders own approximately 95.9% of Lpath on a pro forma basis and Lpath stockholders, optionholders and warrantholders own approximately 4.1% of Lpath on a pro forma basis. The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
Under the terms of the Merger Agreement, each Apollo stock share converted into the right to receive 0.3163 shares of Lpath common stock. The estimated exchange ratio calculation used herein is based upon Lpath’s capitalization numbers at the date of the merger.
Because Apollo security holders own approximately 95.9% of the voting stock of Lpath after the transaction, Apollo is deemed to be the acquiring company for accounting purposes and the transaction is accounted for as a reverse acquisition under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. Accordingly, the assets and liabilities of Lpath are recorded as of the merger closing date at their estimated fair values.
2.     Purchase Price
The preliminary estimated total purchase price of the proposed merger is as follows (in thousands):

Fair value of Lpath net assets	$2,690
Goodwill	5,103
Total purchase consideration	$7,793
On September 30, 2016, Lpath had 2.4 million shares of common stock outstanding and a market capitalization of $7.8 million. The fair value of the net assets of Lpath was $2.7 million as of September 30, 2016. Measuring the fair value of the net assets to be received by Apollo was readily determinable based upon the underlying nature of the net assets. The fair value of the Lpath common stock is above the fair value of its net assets. The Lpath net asset value is primarily comprised of cash and cash equivalents ($3.3 million as of September 30, 2016), and the Apollo interest in the merger is significantly related to obtaining access to the public market. Therefore, the fair value of the Lpath stock price and market capitalization as of September 30, 2016 is considered to be the best indicator of the fair value and, therefore, the estimated purchase price consideration. The estimated purchase price may change due to changes in the fair value of the closing share price of Lpath during the period from September 30, 2016 to the merger closing date and the number of common shares outstanding at the merger closing date.
Under the acquisition method of accounting, the consideration transferred and the acquired tangible and intangible assets and assumed liabilities of Lpath are recorded based on their estimated fair values as of the merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities is recorded as goodwill.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The preliminary estimated fair values of the acquired assets and assumed liabilities of Lpath as of September 30, 2016 is as follows (in thousands):

Preliminary Allocation of Purchase Price
Cash and cash equivalents	$3,324
Other assets	724
Existing assumed liabilities	(1,358)
Total	$2,690
The allocation of the estimated purchase price is preliminary as the accounting for the merger has not yet been completed. The purchase price allocation will remain preliminary until Apollo management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date. The final amounts allocated to the assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.
3.     Pro Forma and Acquisition Accounting Adjustments
The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to certain significant capital transactions of Apollo occurring as a direct result of the proposed merger, the acquisition of Lpath by Apollo for accounting purposes and an adjustment for contractual compensation liabilities owed to Lpath remaining employees for the impact of change of control provisions.
The unaudited pro forma condensed combined financial statements reflect Lpath's 1:14 reverse stock split which was effective June 10, 2016, but does not reflect the effect of the Lpath 1:5.5 reverse stock split.
The pro forma adjustments are as follows:

(A)
To reflect $29.0 million of additional investment comprising 17.7 million shares of common stock in Apollo, the conversion of $23.7 million in aggregate principal of, and accrued interest on, Apollo's convertible notes into 22.1 million shares of Apollo common stock and then into shares of Lpath common stock and the conversion of all 92.6 million outstanding shares of Apollo preferred stock into 127.4 million shares of Apollo common stock and then into shares of Lpath common stock and to record the common stock of Lpath.

Immediately prior to the consummation of the merger:

(i)	$23.7 million of Apollo debt, and the interest accrued thereon, will convert into approximately 22.1 million shares of Apollo common stock pursuant to the Securities Purchase Agreement;

(ii)
$151.9 million representing 92.6 million of Apollo convertible preferred stock and accumulated preferred stock dividends converts into shares of Apollo common stock at a ratio determined in accordance with the Apollo certificate of incorporation then in effect into 127.4 million shares of Apollo common stock;

(iii)	$29.0 million additional investment in Apollo for approximately 17.7 million shares of Apollo common stock pursuant to the Securities Purchase Agreement;

(iv)	Warrants for Apollo's common stock and preferred stock converting into 5.8 million shares of Apollo common stock; and

(v)
Warrants for 2.9 million shares of Apollo common stock expected to convert into warrants to purchase shares of Lpath common stock upon closing of the merger. The warrant liability of $2.0 million will convert to equity based on the warrant terms.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Assuming an exchange ratio for conversion into Lpath common stock of 0.3163, the 201.8 million shares of outstanding Apollo common stock, calculated on a fully-diluted basis, after the conversions and investment noted above, would be converted into 56.0 million shares of Lpath common stock with a par value of $0.001 per share. The estimated exchange ratio calculation used herein is based upon Lpath's capitalization numbers at the date of the merger. The 2.4 million shares of Lpath common stock at par value of $0.001 outstanding at September 30, 2016, plus 56.0 million shares of Lpath common stock resulting from the conversion of Apollo common stock, aggregate a total of approximately 58.4 million shares of Lpath common stock at a par value of $0.001.

(B)
To reflect of the estimated fair value of Lpath's net assets and record goodwill of $5.1 million associated with the acquisition and the elimination of the additional paid-in-capital and accumulated deficit of Lpath at the close of the merger referred to in Note 2 above.

(C)	To reflect the paydown of approximately $11.2 million of long-term debt related to the Company's Senior Secured Credit Facility and $0.6 million prepayment penalty.

(D)
Represents estimated transaction costs of $3.6 million to consummate the merger and accrual of severance and bonuses of $1.5 million to personnel upon closing of the transaction. These items are not reflected in the unaudited pro forma condensed combined statements of operations because they will not have a continuing impact on operations. In addition, transaction costs of $1.4 million included in the nine months ended September 30, 2016 have been removed from the unaudited pro forma condensed combined statement of operations.

(E)
To reflect the reduction of Apollo's historical interest expense due to the conversion of convertible notes and warrants and historical interest expense related to the pay down of approximately $11.2 million of long term debt.

(F)	Represents the shares to be issued such that Lpath shares represent 4.1% of the total pro forma combined shares.